Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NORTHFIELD BANCORP, INC.
NORTHFIELD BANK
AND
HOPEWELL VALLEY COMMUNITY BANK

AUGUST 25, 2015

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions.	1
ARTICLE II THE MERGER		8
2.1.	Merger.	8
2.2.	Closing; Effective Time.	8
2.3.	Charter and Bylaws.	9
2.4.	Directors and Officers of Surviving Bank.	9
2.5.	Additional Director.	9
2.6.	Effects of the Merger.	9
2.7.	Tax Consequences.	9
2.8.	Possible Alternative Structures.	9
2.9.	Additional Actions.	10
ARTICLE III CONVERSION OF SHARES		10
3.1.	Conversion of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock; Merger Consideration.	10
3.2.	Election Procedures.	11
3.3.	Procedures for Exchange of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock.	14
3.4.	Reservation of Shares.	16
3.5.	Redemption of Hopewell Valley Series B Preferred Stock	16
3.6.	Treatment of Hopewell Valley Stock Options.	16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOPEWELL VALLEY		16
4.1.	Standard.	17
4.2.	Organization.	17
4.3.	Capitalization.	18
4.4.	Authority; No Violation.	18
4.5.	Consents.	20
4.6.	Financial Statements.	20
4.7.	Taxes.	21
4.8.	No Material Adverse Effect.	22
4.9.	Material Contracts; Leases; Defaults.	22
4.10.	Ownership of Property; Insurance Coverage.	23
4.11.	Legal Proceedings.	24
4.12.	Compliance With Applicable Law.	25
4.13.	Employee Benefit Plans.	26
4.14.	Brokers, Finders and Financial Advisors.	28
4.15.	Environmental Matters.	28
4.16.	Loan Portfolio and Investment Securities.	29
4.17.	Other Documents.	31
4.18.	Related Party Transactions.	31
4.19.	Deposits.	31
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	31
4.21.	Registration Obligations.	31
4.22.	Risk Management Instruments.	32
4.23.	Fairness Opinion.	32

4.24.	Trust Accounts	32
4.25.	Intellectual Property.	32
ARTICLE V REPRESENTATIONS AND WARRANTIES OF NORTHFIELD BANCORP AND NORTHFIELD BANK		32
5.1.	Standard.	33
5.2.	Organization.	33
5.3.	Capitalization.	34
5.4.	Authority; No Violation.	34
5.5.	Consents.	35
5.6.	Financial Statements.	36
5.7.	Taxes.	37
5.8.	No Material Adverse Effect.	37
5.9.	Ownership of Property; Insurance Coverage.	38
5.10.	Legal Proceedings.	38
5.11.	Compliance With Applicable Law.	38
5.12.	Employee Benefit Plans.	39
5.13.	Brokers, Finders and Financial Advisors.	40
5.14.	Environmental Matters.	40
5.15.	Loan Portfolio.	41
5.16.	Antitakeover Provisions Inapplicable.	41
5.17.	Risk Management Instruments.	41
5.18.	Trust Accounts	41
5.19.	Intellectual Property	42
5.20.	Northfield Bancorp Common Stock	42
ARTICLE VI COVENANTS OF HOPEWELL VALLEY		42
6.1.	Conduct of Business.	42
6.2.	Current Information.	46
6.3.	Access to Properties and Records.	47
6.4.	Financial and Other Statements.	48
6.5.	Maintenance of Insurance.	48
6.6.	Disclosure Supplements.	48
6.7.	Consents and Approvals of Third Parties; Proxy Solicitor.	49
6.8.	All Reasonable Efforts.	49
6.9.	Failure to Fulfill Conditions.	49
6.10.	No Solicitation.	49
6.11.	Board of Directors and Committee Meetings.	52
6.12.	Termination of the Hopewell Valley 401(k) Plan	52
6.13.	Hopewell Valley Director Plans.	52
ARTICLE VII COVENANTS OF NORTHFIELD BANCORP AND NORTHFIELD BANK		52
7.1.	Conduct of Business.	52
7.2.	Disclosure Supplements.	53
7.3.	Consents and Approvals of Third Parties.	53
7.4.	All Reasonable Efforts.	53
7.5.	Failure to Fulfill Conditions.	53
7.6.	Employee Benefits; Advisory Board.	53
7.7.	Directors and Officers Indemnification and Insurance.	55
7.8.	Stock Listing.	57

7.9.	Stock and Cash Reserve.	57
ARTICLE VIII REGULATORY AND OTHER MATTERS		57
8.1.	Meeting of Hopewell Valley Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	57
8.2.	Regulatory Approvals.	58
ARTICLE IX CLOSING CONDITIONS		59
9.1.	Conditions to Each Party’s Obligations under this Agreement.	59
9.2.	Conditions to the Obligations of Northfield Bancorp and Northfield Bank under this Agreement.	60
9.3.	Conditions to the Obligations of Hopewell Valley under this Agreement.	60
ARTICLE X THE CLOSING		61
10.1.	Time and Place.	61
10.2.	Deliveries at the Pre-Closing and the Closing.	61
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		61
11.1.	Termination.	61
11.2.	Effect of Termination.	63
11.3.	Amendment, Extension and Waiver.	64
ARTICLE XII MISCELLANEOUS		64
12.1.	Confidentiality.	64
12.2.	Public Announcements.	64
12.3.	Survival.	64
12.4.	Notices.	65
12.5.	Parties in Interest.	65
12.6.	Complete Agreement.	66
12.7.	Counterparts.	66
12.8.	Severability.	66
12.9.	Governing Law.	66
12.10.	Interpretation.	66
12.11.	Specific Performance.	67
12.12.	Waiver of Jury Trial	67

Exhibit A	Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 25, 2015, by and among Northfield Bancorp, Inc., a Delaware corporation (“Northfield Bancorp”), Northfield Bank, a federally chartered savings bank, and Hopewell Valley Community Bank, a New Jersey-chartered bank (“Hopewell Valley”). Each of Northfield Bancorp, Northfield Bank and Hopewell Valley is sometimes individually referred to herein as a “party,” and Northfield Bancorp, Northfield Bank and Hopewell Valley are collectively sometimes referred to as the “parties.”
WHEREAS, the Board of Directors of each of Northfield Bancorp, Northfield Bank and Hopewell Valley (1) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (2) has approved this Agreement at meetings of each of such Boards of Directors; and
WHEREAS, in accordance with the terms of this Agreement, Hopewell Valley will merge with and into Northfield Bank, a wholly owned subsidiary of Northfield Bancorp, with Northfield Bank as the resulting institution (the “Merger”); and
WHEREAS, as a condition to the willingness of Northfield Bancorp and Northfield Bank (collectively, “Northfield”) to enter into this Agreement, each of the directors and executive officers of Hopewell Valley has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Northfield Bancorp (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of Hopewell Valley owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and
WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, in connection with the Merger and in accordance with the terms hereof, the parties will use their reasonable best efforts to enable each share of Hopewell Valley Series B Preferred Stock to be redeemed at or promptly following Closing (such redemption, the “SBLF Redemption”), or to take such other action with respect to such securities as the parties may mutually agree upon; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1.Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).
“ACA” shall mean the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, as amended.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.
“Advisory Board” shall have the meaning set forth in Section 7.6.7.
“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
“Agreement” means this Agreement and Plan of Merger, and any amendment hereto.
“Bank Regulator” shall mean any Federal or state banking regulator having jurisdiction over the Parties, including but not limited to the OCC, the FDIC, the New Jersey Department and the FRB.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“Benefits Schedule” shall have the meaning set forth in Section 4.13.12.
“Burdensome Condition” shall have the meaning set forth in Section 8.2.
“Cash Consideration” shall have the meaning set forth in Section 3.1.4.
“Cash Election” shall have the meaning set forth in Section 3.2.2.
“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.
“Cash/Stock Consideration” shall have the meaning set forth in Section 3.2.2.
“Certificate” shall mean a certificate or book entry evidencing shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall the meaning set forth in Section 2.2.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.
“Continuing Employees” shall have the meaning set forth in Section 7.6.1.
“Dissenting Shares” shall have the meaning set forth in Section 3.1.5.
“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.5.
“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.
“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.
“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.
“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning set forth in Section 5.12.3.
“ERISA Affiliate Plan” shall have the meaning set forth in Section 5.12.3.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall mean Computershare Trust Company, N.A., or such other bank or trust company or other agent designated by Northfield Bancorp, and reasonably acceptable to Hopewell Valley, which shall act as agent for Northfield Bancorp in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.
“Exchange Fund” shall have the meaning set forth in Section 3.3.1.
“Exchange Ratio” shall have the meaning set forth in Section 3.1.4.
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“FHLB” shall mean a Federal Home Loan Bank.
“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.
“GAAP” shall mean accounting principles generally accepted in the United States of America.
“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act.
“HOLA” means the Home Owners’ Loan Act, as amended.

“Hopewell Valley” shall mean Hopewell Valley Community Bank, a New Jersey-chartered bank, with its principal offices located at 4 Route 31 South, Pennington, New Jersey 08534.
“Hopewell Valley Common Stock” shall mean the common stock, par value $5.00 per share, of Hopewell Valley.
“Hopewell Valley Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1 hereof.
“Hopewell Valley DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Hopewell Valley to Northfield Bancorp specifically referring to the appropriate section of this Agreement.
“Hopewell Valley Financial Statements” shall mean (i) the audited consolidated balance sheets of Hopewell Valley as of December 31, 2014 and 2013 and the consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows (including related notes and schedules, if any) of Hopewell Valley for each of the years ended December 31, 2014 and 2013, and (ii) the unaudited interim consolidated financial statements of Hopewell Valley as of the end of each calendar quarter following December 31, 2014 and for the periods then ended.
“Hopewell Valley 401(k) Plan” shall mean the Hopewell Valley Community Bank 401(k) Savings Plan.
“Hopewell Valley Non-Qualified Agreements” shall have the meaning set forth in Section 7.6.2.
“Hopewell Valley Preferred Stock” shall mean the preferred stock, par value $2.00 per share, of Hopewell Valley.
“Hopewell Valley Recommendation” shall have the meaning set forth in Section 8.1.1.
“Hopewell Valley Regulatory Reports” means the Call Reports of Hopewell Valley and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2012, through the Closing Date.
“Hopewell Valley Representatives” shall have the meaning set forth in Section 6.10.1.
“Hopewell Valley Series A Preferred Stock” shall mean the issued and outstanding shares of Non-Cumulative Convertible Preferred Stock, Series A, having a liquidation preference of $15 per share.
“Hopewell Valley Series B Preferred Stock” shall mean the issued and outstanding shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share, of Hopewell Valley that it issued to the U.S. Department of the Treasury as part of the Small Business Lending Fund (“SBLF”) Program.
“Hopewell Valley Severance Plan” shall have the meaning set forth in Section 7.6.4.
“Hopewell Valley Stockholder Approval” shall have the meaning set forth in Section 4.4.
“Hopewell Valley Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.
“Hopewell Valley Stock Options” shall have the meaning set forth in Section 3.6.

“Hopewell Valley Stock Plans” means the Hopewell Valley Community Bank 2006 Equity Compensation Plan and the Hopewell Valley Hopewell Valley Community Bank 2011 Equity Compensation Plan.
“Hopewell Valley Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Hopewell Valley.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have known by the executive officers of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person. For purposes of this Agreement, references to the “Knowledge of Northfield Bancorp” shall include the Knowledge of Northfield Bank and with regard to Hopewell Valley, the “executive officers” shall mean the following persons: Patrick L. Ryan, James Hyman, Robert S. Eastham, Sharon M. Fink, Warren R. Gerleit and Robert Russo.
“Mailing Date” shall have the meaning set forth in Section 3.2.2.
“Material Adverse Effect” shall mean, with respect to Northfield Bancorp or Hopewell Valley, respectively, any effect, circumstance, occurrence or change that (1) is material and adverse to the financial condition, results of operations or business of Northfield Bancorp and its Subsidiaries taken as a whole, or Hopewell Valley and its Subsidiary taken as a whole, respectively, or (2) materially impairs the ability of either Northfield Bancorp or Northfield Bank, on the one hand, or Hopewell Valley, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated thereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.
“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.
“Merger” shall mean the merger of Hopewell Valley with and into Northfield Bank, with Northfield Bank as the surviving entity, pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or Northfield Bancorp Common Stock, or combination thereof, in an aggregate per share amount to be paid by Northfield Bancorp for each share of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock, as set forth in Section 3.1.
“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Northfield Bancorp Common Stock to be offered to holders of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock in connection with the Merger.
“Mixed Election” shall have the meaning set forth in Section 3.2.2.
“Nasdaq” shall mean the Nasdaq Stock Market.
“New Jersey Banking Law” shall mean the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.
“New Jersey Department” shall mean the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.
“Non-Election” shall have the meaning set forth in Section 3.2.2.
“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.
“Northfield Bancorp” shall mean Northfield Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 581 Main Street, Woodbridge, New Jersey 07095.
“Northfield Bancorp Common Stock” shall mean the common stock, par value $0.01 per share, of Northfield Bancorp.
“Northfield Bancorp Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.
“Northfield Bancorp DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Northfield Bancorp to Hopewell Valley specifically referring to the appropriate section of this Agreement.
“Northfield Bancorp Financial Statements” shall mean the (i) the audited consolidated balance sheets of Northfield Bancorp as of December 31, 2014 and 2013 and the consolidated statements of comprehensive income (loss), changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Northfield Bancorp for each of the three years ended December 31, 2014, 2013 and 2012, as set forth in Northfield Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014, and (ii) the unaudited interim consolidated financial statements of Northfield Bancorp as of the end of each calendar quarter following December 31, 2014, and for the periods then ended, as filed by Northfield Bancorp in its Securities Documents.
“Northfield Bancorp Stock Benefit Plans” shall mean the Northfield Bancorp, Inc. 2008 Equity Incentive Plan and the Northfield Bancorp, Inc. 2014 Equity Incentive Plan.
“Northfield Bancorp Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Northfield Bancorp or Northfield Bank.

“Northfield Bank” is a federally chartered savings bank, with its main office located at 1731 Victory Boulevard, Staten Island, New York 10314, which is a wholly owned subsidiary of Northfield Bancorp.
“Northfield Bank Common Stock” shall have the meaning set forth in Section 5.3.2.
“Northfield Bank Preferred Stock” shall have the meaning set forth in Section 5.3.2.
“OCC” shall mean the Office of the Comptroller of the Currency, including as successor to the Office of Thrift Supervision.
“Option Consideration” shall have the meaning set forth in Section 3.6.
“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.
“Participation Facility” means any facility in which Hopewell Valley or its Subsidiaries or Northfield or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).
“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.2.
“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.
“Regulatory Approvals” means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.
“Representative” shall have the meaning set forth in Section 3.2.2.
“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SBLF Redemption” has the meaning given to that term in the preamble.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.
“Shortfall Number” shall have the meaning set forth in Section 3.2.5.
“Stock Consideration” shall have the meaning set forth in Section 3.1.4.
“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.
“Stock Election” shall have the meaning set forth in Section 3.2.2.
“Stock Election Number” shall have the meaning set forth in Section 3.2.1.
“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.
“Superior Proposal” shall have the meaning as set forth in Section 6.10.2.
“Surviving Bank” shall have the meaning set forth in Section 2.1 hereof.
“Termination Date” shall mean August 31, 2016.
“Treasury Stock” shall have the meaning set forth in Section 3.1.2.
Other terms used herein are defined in the preamble and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1.    Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Hopewell Valley shall merge with and into Northfield Bank, with Northfield Bank as the resulting or surviving corporation (the “Surviving Bank”), with its main office to be maintained at 1731 Victory Boulevard, Staten Island, New York 10314; and (b) the separate existence of Hopewell Valley shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Hopewell Valley shall be vested in and assumed by Northfield Bank. As part of the Merger, each share of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.
2.2.    Closing; Effective Time.
Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the closing of the Merger shall occur no later than ten business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods or (ii) the approval of the Merger by the stockholders of Hopewell Valley, or at such other date or time upon which Northfield Bancorp and Hopewell Valley mutually agree (the “Closing”); provided, however, that the Closing shall not occur prior to January 1, 2016. The Merger shall be effected by the filing of a certificate with the OCC on the day of the Closing (the “Closing Date”), in accordance with the HOLA, and by filing a Certificate of Merger with the New Jersey Department, in accordance with New Jersey Banking Law. The “Effective Time” means the date and time upon which the certificates are filed with the OCC and the New Jersey Department, or as otherwise stated in the certificates, in accordance with the HOLA and New Jersey Banking Law.

2.3.    Charter and Bylaws.
The Charter and Bylaws of Northfield Bank as in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.
2.4.    Directors and Officers of Surviving Bank.
Except as provided in Section 2.5, the directors of Northfield Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank. The officers of Northfield Bank immediately prior to the Effective Time shall be the initial officers of Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.
2.5.    Additional Director.
At the Effective Time, Patrick L. Ryan shall be appointed to the Board of Directors of Northfield Bancorp and Northfield Bank. Mr. Ryan shall be appointed to initial terms of office that expire at the 2018 annual meetings of stockholders of Northfield Bancorp and Northfield Bank, respectively.
2.6.    Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement and in the HOLA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Northfield shall possess all of the properties, rights, privileges, powers and franchises of Hopewell Valley and be subject to all of the debts, liabilities and obligations of Hopewell Valley. The directors and executive officers, and the principal office and each branch office of the Surviving Bank giving effect to the Merger, are as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 2.6.
2.7.    Tax Consequences.
It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Northfield Bancorp, Northfield Bank, nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Northfield Bancorp, Northfield Bank and Hopewell Valley each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.
2.8.    Possible Alternative Structures.
Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, Northfield Bancorp shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not prevent counsel from rendering the opinion contemplated by Section 9.1.6; (ii) the consideration to be paid to the holders of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9.    Additional Actions.
If, at any time after the Effective Time, Northfield Bancorp or Northfield Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Northfield Bancorp or Northfield Bank its right, title or interest in, to or under any of the rights, properties or assets of Hopewell Valley, or (ii) otherwise carry out the purposes of this Agreement, Hopewell Valley and its officers and directors shall be deemed to have granted to Northfield Bancorp and Northfield Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Northfield Bancorp or Northfield Bank its right, title or interest in, to or under any of the rights, properties or assets of Hopewell Valley or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Northfield Bancorp and Northfield Bank are authorized in the name of Hopewell Valley or otherwise to take any and all such action.
ARTICLE III
CONVERSION OF SHARES

3.1.    Conversion of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Northfield Bancorp and Northfield Bank, Hopewell Valley or the holders of any of the shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock, the Merger shall be effected in accordance with the following terms:
3.1.1.    Each share of Northfield Bancorp Common Stock and Northfield Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
3.1.2.    All shares of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock held in the treasury of Hopewell Valley and each share of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock owned by Northfield Bancorp or any direct or indirect wholly owned Subsidiary of Northfield Bancorp or of Hopewell Valley immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (collectively, “Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
3.1.3.    Each share of Hopewell Valley Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be deemed to have been converted into 1.55 shares of Hopewell Valley Common Stock.
3.1.4.    Each share of Hopewell Valley Common Stock, including shares of Hopewell Valley Series A Preferred Stock deemed converted into Hopewell Valley Common Stock pursuant to Section 3.1.3, issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $14.50 in cash without interest (the “Cash Consideration”); or (ii) 0.9592 shares (the “Exchange Ratio”) of Northfield Bancorp Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”
3.1.5.    Each outstanding share of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock the holder of which has perfected his right to dissent under New Jersey Banking Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by New Jersey Banking Law. Hopewell Valley shall give Northfield Bancorp prompt notice upon receipt by Hopewell Valley of any such demands for payment of the fair value of such shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Northfield Bancorp shall have the right to participate in all negotiations and proceedings with respect to any such demands. Hopewell Valley shall not, except with the prior written consent of Northfield Bancorp, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under New Jersey Banking Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.
3.1.6    If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment at or prior to the Effective Time, such holder’s shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment after the Effective Time (or the Election Deadline, as defined below), each share of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock of such holder shall be treated as a Non-Election Share.
3.1.7.    After the Effective Time, shares of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section have no rights except (i) the right to receive the Merger Consideration or (ii) the rights of Dissenting Stockholders in the case of Dissenting Shares.
3.1.8.    In the event Northfield Bancorp changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Northfield Bancorp Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Northfield Bancorp Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to Northfield Bancorp Common Stock if Northfield Bancorp issues additional shares of Northfield Bancorp Common Stock and receives fair market value consideration for such shares.
3.2.    Election Procedures.
3.2.1.    In the aggregate, seventy-five percent (75%) of the total number of shares of Hopewell Valley Common Stock issued and outstanding at the Effective Time (assuming the conversion of all shares of Hopewell Valley Series A Preferred Stock into Hopewell Valley Common Stock in accordance with the terms of Section 3.1.3 hereof), including any Dissenting Shares but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Hopewell Valley Common Stock (assuming the conversion of the shares of all shares of Hopewell Valley Series A Preferred Stock in accordance with the terms of Section 3.1.3 hereof) shall be converted into the Cash Consideration. Shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock as to which a Cash Election (including, as part of a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock as to which a Stock Election has been made (including, as part of a Mixed Election) are referred to as

“Stock Election Shares.” Shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Hopewell Valley Common Stock (assuming the conversion of all shares of Hopewell Valley Series A Preferred Stock into Hopewell Valley Common Stock in accordance with the terms of the Hopewell Valley Series A Preferred Stock) with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of Northfield Bancorp Common Stock with respect to such shares, subject to Section 3.1.6 herein.
3.2.2.    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Hopewell Valley and Northfield Bancorp shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such other date as Northfield Bancorp and Hopewell Valley shall mutually agree (the “Mailing Date”) to each holder of record of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock as of five business days prior to the Mailing Date, or such other date as the parties shall agree (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock held by such holder (a “Cash Election”), (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”) in accordance with Section 3.1.4, (iii) elect to receive the Stock Consideration for a part of such holder’s Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock and the Cash Consideration for the remaining part of such holder’s Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Northfield Bancorp Common Stock for such shares (a “Non-Election”). A holder of record of shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock held by such Representative for a particular beneficial owner. Any shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.
3.2.3.    To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as Northfield Bancorp and Hopewell Valley may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. Hopewell Valley shall make available Election Forms to persons who become holders (or beneficial owners) of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. Hopewell Valley shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock covered by such Election

Form, together with duly executed transmittal materials included with the Election Form. If a Hopewell Valley stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Northfield Bancorp shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.
3.2.4.    If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.
3.2.5.    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(A)if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or
(B)if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
3.2.6.    No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Northfield Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates. In lieu of the issuance of any such fractional share, Northfield Bancorp shall pay to each former holder of Hopewell Valley Common Stock or Hopewell Valley Series A

Preferred Stock who otherwise would be entitled to receive a fractional share of Northfield Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Northfield Bancorp Common Stock as reported on the Nasdaq for the ten (10) consecutive trading days ending on the third business day preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock owned by a Hopewell Valley stockholder shall be combined so as to calculate the maximum number of whole shares of Northfield Bancorp Common Stock issuable to such Hopewell Valley stockholder.
3.3.    Procedures for Exchange of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock.
3.3.1.    Northfield Bancorp to Make Merger Consideration Available. Prior to Closing, Northfield Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of Northfield Bancorp Common Stock, or at Northfield Bancorp’s option, evidence of shares in book entry form, and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock) (such cash and certificates for shares of Northfield Bancorp Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).
3.3.2.    Exchange of Certificates. Northfield Bancorp shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate(s) with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of Hopewell Valley) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock shall have become entitled pursuant to Section 3.1.4 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.
3.3.3.    Rights of Holders of Certificates After the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock shall have no rights, after the Effective Time, with respect to such Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement, or, as to Dissenting Shares, such rights as provided under the New Jersey Banking Law. No dividends or other distributions declared after the Effective Time with respect to Northfield Bancorp Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Northfield Bancorp Common Stock represented by such Certificate.
3.3.4.    Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
3.3.5.    Closing of Transfer Books. The stock transfer books of Hopewell Valley shall be closed immediately upon the Effective Time and from and after the Effective Time, there shall be no transfers on the stock transfer books of Hopewell Valley of the Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.
3.3.6.    Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, Northfield Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Northfield Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Northfield Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.
3.3.7.    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.
3.3.8.    Withholding. The Exchange Agent or Northfield Bancorp will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent or Northfield Bancorp, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock in respect of whom such deduction and withholding were made by the Exchange Agent or Northfield Bancorp.

3.4.    Reservation of Shares.
Northfield Bancorp shall reserve for issuance a sufficient number of shares of the Northfield Bancorp Common Stock for the purpose of issuing shares of Northfield Bancorp Common Stock to the Hopewell Valley stockholders in accordance with this Article III.
3.5.    Redemption of Hopewell Valley Series B Preferred Stock
Hopewell Valley and Northfield each shall use their reasonable best efforts to cause or facilitate the SBLF Redemption immediately at or promptly following the Effective Time of the Merger, subject to any formal or informal U.S. Department of the Treasury requirements and the required approval of any Bank Regulator. In furtherance of the foregoing, Hopewell Valley shall provide, and shall cause the Hopewell Valley Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Northfield Bank in connection with such SBLF Redemption, including by (i) furnishing all information concerning Hopewell Valley and the Hopewell Valley Subsidiaries that Northfield Bank or any applicable Bank Regulator or Governmental Entity may request in connection with such redemption or with respect to the effects of such SBLF Redemption on Northfield Bank or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations Northfield Bank deems necessary or advisable in its reasonable judgment in connection with such redemption or the effects thereof; and (iii) entering into any agreement with such holder (including any letter agreement among Hopewell Valley, Northfield Bank and such holder) to effect the redemption of such shares as Northfield Bank may reasonably request. In lieu of redeeming the Hopewell Valley Series B Preferred Stock in cash, Northfield Bank may, in its sole discretion, issue shares of its preferred stock to the U.S. Department of the Treasury similar to and in exchange for the Hopewell Valley Series B Preferred Stock or assume the rights and obligations of the Hopewell Valley Series B Preferred Stock upon consummation of the Merger pursuant to the terms of the Hopewell Valley Series B Preferred Stock.
3.6.    Treatment of Hopewell Valley Stock Options.
Holders of all outstanding and unexercised options to acquire shares of Hopewell Valley Common Stock (“Hopewell Valley Stock Options”) under the Hopewell Valley Stock Plans, whether or not vested, as of the Effective Time will be entitled to receive a cash payment from Northfield Bank (or at the request of Northfield Bancorp, from Hopewell Valley) equal to the product of (i) the number of shares of Hopewell Valley Common Stock subject to such Hopewell Valley Option at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such Hopewell Valley Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. In the event that the exercise price of a Hopewell Valley Option is greater than or equal to the Cash Consideration, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such Hopewell Valley Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the Hopewell Valley Stock Plans, including all underlying award agreements, and all Hopewell Valley Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, Hopewell Valley shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the Hopewell Valley Option Plan.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOPEWELL VALLEY

Hopewell Valley represents and warrants to Northfield that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Hopewell Valley DISCLOSURE SCHEDULE delivered by Hopewell Valley to Northfield Bancorp on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Hopewell Valley has made a good faith effort to ensure that the disclosure on each schedule of the Hopewell Valley DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the Hopewell Valley DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.
4.1.    Standard.

No representation or warranty of Hopewell Valley contained in this Article IV shall be deemed untrue or incorrect, and Hopewell Valley shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2 4.3, 4.4, 4.9.1, 4.13.5, 4.13.8, 4.13.9, 4.13.10, 4.13.12, 4.14 and 4.20, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects, and to the representations and warranties contained in Section 4.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects. In addition and for purposes of clarity, under this Section 4.1, it shall constitute a breach of a representation or warranty by Hopewell Valley under the “in all material respects” standard in the preceding sentence if there is any item required to be included on Hopewell Valley DISCLOSURE SCHEDULE 4.13.12 that is not set forth and that has a cost (individually or in the aggregate) in excess of $100,000 (whether upon termination or during the course of its operation).
4.2.    Organization.
4.2.1.    Hopewell Valley is a bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. Hopewell Valley has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Hopewell Valley. The deposits of Hopewell Valley are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Hopewell Valley when due.
4.2.2.    Hopewell Valley is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of Hopewell Valley is set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.2.2.
4.2.3.    Hopewell Valley DISCLOSURE SCHEDULE 4.2.3 sets forth each Hopewell Valley Subsidiary, its jurisdiction of incorporation, Hopewell Valley’s percentage ownership, the number of shares of stock or other equity ownership interests owned or controlled by Hopewell Valley and the name and number of shares held by any other person who owns any stock of each Hopewell Valley Subsidiary. Hopewell

Valley owns all of the capital stock of the Hopewell Valley Subsidiaries, free and clear of any lien or encumbrance. Each Hopewell Valley Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the Hopewell Valley Subsidiaries listed on Hopewell Valley DISCLOSURE SCHEDULE 4.2.3, Hopewell Valley does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Hopewell Valley or any Hopewell Valley Subsidiary, equity interests held by any Hopewell Valley Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Hopewell Valley or its Subsidiaries.
4.2.4.    The respective minute books of Hopewell Valley and each other Hopewell Valley Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).
4.2.5.    Prior to the date of this Agreement, Hopewell Valley has made available to Northfield Bancorp true and correct copies of the certificate of incorporation or charter and bylaws of Hopewell Valley and each Hopewell Valley Subsidiary.
4.3.    Capitalization.
4.3.1.    The authorized capital stock of Hopewell Valley consists of fifteen million (15,000,000) shares of Hopewell Valley Common Stock and one million (1,000,000) shares of Hopewell Valley Preferred Stock. There are three million five hundred forty-eight thousand nine hundred and seventy-four (3,548,974) shares of Hopewell Valley Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Hopewell Valley Common Stock held by Hopewell Valley as treasury stock. Of the authorized Preferred Stock, there are fifty-seven thousand nine hundred and sixty-six (57,966) shares of Hopewell Valley Series A Preferred Stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights and there are eleven thousand (11,000) shares of Hopewell Valley Series B Preferred Stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights. Other than the Hopewell Valley Stock Options, neither Hopewell Valley nor any Hopewell Valley Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Hopewell Valley Common Stock, or any other security of Hopewell Valley or any securities representing the right to vote, purchase or otherwise receive any shares of Hopewell Valley Common Stock or any other security of Hopewell Valley.
4.3.2.    To the Knowledge of Hopewell Valley, except as set forth on Hopewell Valley DISCLOSURE SCHEDULE 4.3.2, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock.
4.3.3.    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Hopewell Valley’s stockholders may vote has been issued by Hopewell Valley and are outstanding.
4.4.    Authority; No Violation.
4.4.1.    Hopewell Valley has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.2 and the approval of this Agreement by Hopewell Valley’s stockholders (the “Hopewell Valley Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Hopewell Valley and the completion by Hopewell Valley of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Hopewell Valley, and no other corporate proceedings on the part of Hopewell Valley, other than the Hopewell Valley Stockholder Approval, are necessary to approve this Agreement and complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Hopewell Valley, and subject to Hopewell Valley Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Northfield, constitutes the valid and binding obligation of Hopewell Valley, enforceable against Hopewell Valley in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
4.4.2.    Subject to compliance by Northfield Bancorp with the terms and conditions of this Agreement, the receipt of Regulatory Approvals (and compliance with any conditions contained therein) and Hopewell Valley Stockholder Approval,
(A)     the execution and delivery of this Agreement by Hopewell Valley,
(B)     the consummation of the transactions contemplated hereby, and
(C)     compliance by Hopewell Valley with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Hopewell Valley or any Hopewell Valley Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hopewell Valley or any Hopewell Valley Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Hopewell Valley or any Hopewell Valley Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Hopewell Valley or Hopewell Valley Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Hopewell Valley and the Hopewell Valley Subsidiaries taken as a whole.
4.4.3.    The Hopewell Valley Stockholder Approval is the only vote of holders of any class of Hopewell Valley’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.
4.4.4.    The Board of Directors of Hopewell Valley, by resolution duly adopted by the unanimous vote of the entire Board of Directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Hopewell Valley and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of Hopewell Valley approve this Agreement and directed that such matter be submitted for consideration by the Hopewell Valley stockholders at the Hopewell Valley Stockholders Meeting.

4.5.    Consents.
Except for (i) the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, (ii) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing on the Nasdaq of Northfield Bancorp Common Stock to be issued in the Merger, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Northfield Bancorp Common Stock pursuant to this Agreement, (v) the Hopewell Valley Stockholder Approval, (vi) the filing of certificates of merger with the OCC and the New Jersey Department and (vii) approvals from the U.S. Treasury and applicable Bank Regulators with respect to the SBLF Redemption, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary and, to the Knowledge of Hopewell Valley, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Hopewell Valley, and the completion by Hopewell Valley of the Merger. To the Knowledge of Hopewell Valley, no fact or circumstance exists, including any possible other transaction pending or under consideration by Hopewell Valley or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the OCC, the FDIC or the New Jersey Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the HOLA, New Jersey Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.
4.6.    Financial Statements.
4.6.1.    Hopewell Valley has previously made available to Northfield Bancorp the Hopewell Valley Financial Statements. The Hopewell Valley Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Hopewell Valley and the Hopewell Valley Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.
4.6.2.    At the date of each balance sheet included in the Hopewell Valley Financial Statements, Hopewell Valley did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Hopewell Valley Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
4.6.3.    Hopewell Valley has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2013 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed. The Hopewell Valley Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.
4.6.4.    The records, systems, controls, data and information of Hopewell Valley and the Hopewell Valley Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  Hopewell Valley and the Hopewell Valley Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) the assets of Hopewell Valley and the Hopewell Valley Subsidiaries are protected and properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Hopewell Valley Financial Statements by Hopewell Valley’s certified public accountants.
4.6.5.    Hopewell Valley has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and in Hopewell Valley DISCLOSURE SCHEDULE 4.6.5: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.
4.6.6.    Since December 31, 2013, (i) neither Hopewell Valley nor any Hopewell Valley Subsidiary nor, to the Knowledge of Hopewell Valley, any director, officer, employee, auditor, accountant or representative of Hopewell Valley or of any Hopewell Valley Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Hopewell Valley or any Hopewell Valley Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Hopewell Valley or any Hopewell Valley Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Hopewell Valley or any Hopewell Valley Subsidiary, whether or not employed by Hopewell Valley or any Hopewell Valley Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.
4.7.    Taxes.

Hopewell Valley and the Hopewell Valley Subsidiaries that are at least 80 percent (80%) owned by Hopewell Valley are members of the same affiliated group within the meaning of Code Section 1504(a). Hopewell Valley and each Hopewell Valley Subsidiary has duly filed all federal, state and local tax returns required to be filed by or with respect to Hopewell Valley and each Hopewell Valley Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Hopewell Valley, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes that have been incurred by or are due or claimed to be due from Hopewell Valley and any Hopewell Valley Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.7, Hopewell Valley has received no written notice of, and to the Knowledge of Hopewell Valley, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Hopewell Valley or any Hopewell Valley Subsidiary, and no claim has been made by any authority in a jurisdiction where Hopewell Valley or any Hopewell Valley Subsidiary does not file tax returns that Hopewell Valley or any such Hopewell Valley Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.7, Hopewell Valley and the Hopewell Valley Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Hopewell Valley and each Hopewell Valley Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Hopewell Valley and each Hopewell Valley Subsidiary, to the Knowledge of Hopewell Valley, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2012, through and including the date of this Agreement, neither Hopewell Valley nor any Hopewell Valley Subsidiary has made any material election for federal or state income tax purposes.
4.8.    No Material Adverse Effect.

Hopewell Valley and the Hopewell Valley Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2014 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Hopewell Valley and the Hopewell Valley Subsidiaries, taken as a whole.
4.9.    Material Contracts; Leases; Defaults.
4.9.1.    Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.9.1, neither Hopewell Valley nor any Hopewell Valley Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Hopewell Valley or any Hopewell Valley Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of Hopewell Valley or any Hopewell Valley Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Hopewell Valley or any Hopewell Valley Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Northfield Bancorp or any Northfield Bancorp Subsidiary; (iv) any other agreement, written or oral, that obligates Hopewell Valley or any Hopewell Valley Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Hopewell Valley or any Hopewell Valley Subsidiary (it being understood that any non-compete or similar provision shall be deemed material); (vi) any agreement, contract, commitment or understanding pursuant to which Hopewell Valley or any Hopewell Valley Subsidiary may be obligated to invest in or contribute capital to any entity; or (vii) any agreement, contract, commitment or understanding that relates to the involvement of Hopewell Valley or any Hopewell Valley Subsidiary in any joint venture, partnership, limited company agreement or other similar agreement or arrangement, or to the formation, criteria or operation, management or control of any joint venture with any third parties. Hopewell Valley DISCLOSURE SCHEDULE 4.9.1 sets forth the payments due in the event that any agreement, contract, commitment or understanding, or group of related agreements (including data processing contracts) described in Hopewell Valley DISCLOSURE SCHEDULE 4.9.1 is terminated by Hopewell Valley or Northfield prior to, in connection with, or immediately following the Merger, and where such payment would exceed $100,000.
4.9.2.    Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Hopewell Valley DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Hopewell Valley nor any Hopewell Valley Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
4.9.3.    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Northfield Bancorp on or before the date hereof and are in full force and effect on the date hereof. Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Hopewell Valley or any Hopewell Valley Subsidiary is a party or under which Hopewell Valley or any Hopewell Valley Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Hopewell Valley or any Hopewell Valley Subsidiary or upon the occurrence of a subsequent event; or (ii) requires Hopewell Valley or any Hopewell Valley Subsidiary to provide a benefit in the form of Hopewell Valley Common Stock or determined by reference to the value of Hopewell Valley Common Stock.
4.9.4.    Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.9.4, since December 31, 2014, through and including the date of this Agreement, neither Hopewell Valley nor any Hopewell Valley Subsidiary has (i) made any material change in the credit policies or procedures of Hopewell Valley or any Hopewell Valley Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of Hopewell Valley or any Hopewell Valley Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.
4.10.    Ownership of Property; Insurance Coverage.
4.10.1.    A list of all real property owned or leased by Hopewell Valley or any Hopewell Valley Subsidiary is set forth in DISCLOSURE SCHEDULE 4.10.1. Hopewell Valley and each Hopewell Valley Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Hopewell Valley or each Hopewell Valley Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the most recent Hopewell Valley Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, reverse repurchase agreements or any transaction by Hopewell Valley or a Hopewell Valley Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Hopewell Valley and the Hopewell Valley Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Hopewell Valley and the Hopewell Valley Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. All real property owned or leased by Hopewell Valley or any of its Subsidiaries is in material respects in a good state of maintenance and repair (normal wear and tear expected), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Hopewell Valley to be adequate for the current business of Hopewell Valley and its Subsidiaries. To the knowledge of Hopewell Valley, none of the buildings, structures or other improvements located on any real property owned or leased by Hopewell Valley or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.
4.10.2.    With respect to all material agreements pursuant to which Hopewell Valley or any Hopewell Valley Subsidiary has purchased securities subject to an agreement to resell, if any, Hopewell Valley or such Hopewell Valley Subsidiary, as the case may be, has a lien or security interest (which to the Knowledge of Hopewell Valley is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.10.3.    Hopewell Valley and each Hopewell Valley Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Hopewell Valley nor any Hopewell Valley Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Hopewell Valley or any Hopewell Valley Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years, Hopewell Valley and each Hopewell Valley Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of its insurance policies. Hopewell Valley DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by Hopewell Valley and each Hopewell Valley Subsidiary (including the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date) as well as the other matters required to be disclosed under this Section 4.10.3.
4.11.    Legal Proceedings.
Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.11, neither Hopewell Valley nor any Hopewell Valley Subsidiary is a party to any, and there are no pending or, to the Knowledge of Hopewell Valley, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Hopewell Valley or any Hopewell Valley Subsidiary, (ii) to which Hopewell Valley or any Hopewell Valley Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Hopewell Valley to perform under this Agreement.
4.12.    Compliance With Applicable Law.
4.12.1.    To the Knowledge of Hopewell Valley, each of Hopewell Valley and each Hopewell Valley Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Hopewell Valley nor any Hopewell Valley Subsidiary has received any written notice to the contrary. The Board of Directors of Hopewell Valley has adopted and Hopewell Valley has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.
4.12.2.    Each of Hopewell Valley and each Hopewell Valley Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Hopewell Valley, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals set forth in Section 8.2.
4.12.3.    For the period beginning January 1, 2012, and except as disclosed in Hopewell Valley DISCLOSURE SCHEDULE 4.12.3, neither Hopewell Valley nor any Hopewell Valley Subsidiary has received any written notification or, to the Knowledge of Hopewell Valley, any other communication from any Bank Regulator: (i) asserting that Hopewell Valley or any Hopewell Valley Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Hopewell Valley or any Hopewell Valley Subsidiary; (iii) requiring or threatening to require Hopewell Valley or any Hopewell Valley Subsidiary, or indicating that Hopewell Valley or any Hopewell Valley Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Hopewell Valley or any Hopewell Valley Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of Hopewell Valley or any Hopewell Valley Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Hopewell Valley nor any Hopewell Valley Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Hopewell Valley as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

4.13.    Employee Benefit Plans.
4.13.1.    Hopewell Valley DISCLOSURE SCHEDULE 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, vacation and sick leave plans or policies (and leave schedule thereunder) and all other material benefit practices, policies and arrangements maintained by Hopewell Valley or any Hopewell Valley Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Hopewell Valley or any Hopewell Valley Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Hopewell Valley Compensation and Benefit Plans”). Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.13.1, neither Hopewell Valley nor any of its Subsidiaries has any commitment to create any additional compensation and benefit plan that would be required to be disclosed on Hopewell Valley DISCLOSURE SCHEDULE 4.13.1 as a Hopewell Valley Compensation and Benefit Plan or to materially modify, change or renew any existing Hopewell Valley Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Hopewell Valley has made available to Northfield Bancorp true and correct copies of the Hopewell Valley Compensation and Benefit Plans. Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.13.1, there are no available or outstanding unvested or unexercised options or awards under any Hopewell Valley Compensation and Benefit Plan.
4.13.2.    To the Knowledge of Hopewell Valley, each Hopewell Valley Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Hopewell Valley Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter or opinion from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and Hopewell Valley is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Hopewell Valley, threatened, action, suit or claim relating to any of the Hopewell Valley Compensation and Benefit Plans (other than routine claims for benefits). Hopewell Valley has not engaged in a transaction, or omitted to take any action, with respect to any Hopewell Valley Compensation and Benefit Plan that would reasonably be expected to subject Hopewell Valley to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.
4.13.3.    Hopewell Valley has never had a defined benefit plan subject to Title IV of ERISA.
4.13.4.    Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Hopewell Valley or any Hopewell Valley Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Hopewell Valley’s consolidated financial statements to the extent required by GAAP. Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.13.4, Hopewell Valley and each Hopewell Valley Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Hopewell Valley Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
4.13.5.    Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.13.5, neither Hopewell Valley nor any Hopewell Valley Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Hopewell Valley Compensation and Benefit Plan, other than benefits mandated by COBRA. Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by Hopewell Valley or any Hopewell Valley Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.
4.13.6.    Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.13.6, Hopewell Valley and each Hopewell Valley Subsidiary has not maintained any Hopewell Valley Compensation and Benefit Plans covering employees who are not United States residents.
4.13.7.    Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.13.7, with respect to each Hopewell Valley Compensation and Benefit Plan, if applicable, Hopewell Valley has provided or made available to Northfield Bancorp copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable; and (H) all material communications with any Governmental Entity with respect to any Hopewell Valley Compensation and Benefit Plan.
4.13.8.    Except as disclosed in Hopewell Valley DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Hopewell Valley Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Hopewell Valley Compensation and Benefit Plan.
4.13.9.    Except as disclosed in Hopewell Valley DISCLOSURE SCHEDULE 4.13.9, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of Hopewell Valley have been in material compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by Hopewell Valley to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.
4.13.10.Except as disclosed in Hopewell Valley DISCLOSURE SCHEDULE 4.13.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Hopewell Valley or any Hopewell Valley Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11.Except as disclosed in Hopewell Valley DISCLOSURE SCHEDULE 4.13.11, there are no stock options or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Hopewell Valley Compensation and Benefit Plans, including the Hopewell Valley Stock Plans, or otherwise as of the date hereof. In addition, Hopewell Valley DISCLOSURE SCHEDULE 4.13.11 sets forth each Hopewell Valley Stock Option as of the date of this Agreement, which schedule includes the name of the individual grantee, the date of grant, the vesting schedule, and as to Hopewell Valley Stock Options, the exercise price and the expiration date.
4.13.12.Hopewell Valley DISCLOSURE SCHEDULE 4.13.12 includes a schedule of the estimated dollar value of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, director retirement plans, deferred bonus plans, deferred compensation plans, deferred fee plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by Hopewell Valley or any Hopewell Valley Subsidiary for the benefit of officers, employee or directors of Hopewell Valley or any Hopewell Valley Subsidiary (the “Benefits Schedule”), identified by agreement, plan, arrangement or policy and assuming their employment or service is terminated without cause as of January 1, 2016 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.
4.14.    Brokers, Finders and Financial Advisors.
Neither Hopewell Valley nor any Hopewell Valley Subsidiary, nor any Hopewell Valley Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Sandler O’Neill & Partners, L.P., a copy of which is attached in Hopewell Valley DISCLOSURE SCHEDULE 4.14.
4.15.    Environmental Matters.
4.15.1.    With respect to Hopewell Valley and each Hopewell Valley Subsidiary:
(A)Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned), or to the Knowledge of Hopewell Valley, on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Hopewell Valley or any Hopewell Valley Subsidiary. To the Knowledge of Hopewell Valley, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Hopewell Valley or any Hopewell Valley Subsidiary by reason of any Environmental Laws. Neither Hopewell Valley nor any Hopewell Valley Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Hopewell Valley or any Hopewell Valley Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Hopewell Valley or any Hopewell Valley Subsidiary;

(B)There is no suit, action, executive or administrative order, directive or proceeding pending or, to the Knowledge of Hopewell Valley threatened, nor to the Knowledge of Hopewell Valley is any investigation pending or threatened, before any court, governmental agency or other forum against Hopewell Valley or any Hopewell Valley Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by Hopewell Valley or any Hopewell Valley Subsidiary (including Participation Facilities and Other Real Estate Owned);
(C)To the Knowledge of Hopewell Valley, (i) there are no underground storage tanks on, in or under any properties owned or operated by Hopewell Valley or any Hopewell Valley Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by Hopewell Valley or any Hopewell Valley Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects; and
(D)To the Knowledge of Hopewell Valley, the properties currently owned or operated by Hopewell Valley or any Hopewell Valley Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.
4.16.    Loan Portfolio and Investment Securities.
4.16.1.    The allowance for loan losses reflected in the Hopewell Valley Financial Statements as of December 31, 2014 and June 30, 2015 was, and the allowance for loan losses reflected in the Hopewell Valley Regulatory Reports for periods ending after June 30, 2015, will be, adequate, as of the dates thereof, under GAAP in all material respects.
4.16.2.    Except for any individual loans with principal outstanding balances of less than $50,000, Hopewell Valley DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of July 31, 2015, by account, of: (i) all loans (including loan participations) of Hopewell Valley or any Hopewell Valley Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of Hopewell Valley or any Hopewell Valley Subsidiary that have been terminated by Hopewell Valley or any Hopewell Valley Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Hopewell Valley or any Hopewell Valley Subsidiary during three years preceding the date of this Agreement, or has asserted against Hopewell Valley or any Hopewell Valley Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Hopewell Valley, each borrower, customer or other party which has given Hopewell Valley or any Hopewell Valley Subsidiary any oral notification of, or orally asserted to or against Hopewell Valley or any Hopewell Valley Subsidiary, any such claim; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by Hopewell Valley and any Hopewell Valley Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of Hopewell Valley, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, (G) that are required to be accounted for as a troubled debt restructuring in accordance Accounting Standards Codification (“ASC”) 310-40, Receivables, “Troubled Restructurings by Creditors”; or (H) made pursuant to an exception to policy, and (v) all assets classified by Hopewell Valley or any Hopewell Valley Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
4.16.3.    All loans receivable (including discounts) and accrued interest entered on the books of Hopewell Valley and the Hopewell Valley Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Hopewell Valley’s or the appropriate Hopewell Valley Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Except for any individual loans with a principal outstanding balance of less than $50,000, Hopewell Valley has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of Hopewell Valley and the Hopewell Valley Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Hopewell Valley or the appropriate Hopewell Valley Subsidiary free and clear of any liens.
4.16.4.    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.
4.16.5.    Neither the terms of any loan, any of the documentation for any loan, the manner in which any loans have been administered and serviced, nor Hopewell Valley’s practices of approving or rejecting loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.
4.16.6.    None of the agreements pursuant to which Hopewell Valley or any of its Subsidiaries has sold loans or pools of loan participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.
4.16.7.    Hopewell Valley DISCLOSURE SCHEDULE 4.16.7 sets forth a list of all loans as of the date hereof by Hopewell Valley to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Hopewell Valley or any of its Subsidiaries. There are no loans to any employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and all such loans are and were originated in compliance in all material respects with all applicable laws.
4.16.8.    Hopewell Valley and each Hopewell Valley Subsidiary have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Hopewell Valley or a Hopewell Valley Subsidiary. Such securities are valued on the books of Hopewell Valley in accordance with GAAP in all material respects. Hopewell Valley and each Hopewell Valley Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which Hopewell Valley believes are prudent and reasonable. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Hopewell Valley or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
4.17.    Other Documents.
Hopewell Valley has made available to Northfield Bancorp copies of (i) its annual reports to stockholders for the years ended December 31, 2014 and 2013, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2015 and 2014.
4.18.    Related Party Transactions.
Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.18, neither Hopewell Valley nor any Hopewell Valley Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Hopewell Valley or any Hopewell Valley Subsidiary. Except as described in Hopewell Valley’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Hopewell Valley or any Hopewell Valley Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Hopewell Valley’s loan modification policy that is applicable to all Persons. Neither Hopewell Valley nor any Hopewell Valley Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Hopewell Valley is inappropriate.
4.19.    Deposits.
Except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.19, none of the deposits of Hopewell Valley is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).
4.20.    Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.
The affirmative vote of two-thirds of the issued and outstanding shares of Hopewell Valley Common Stock is required to approve this Agreement and the Merger under New Jersey Banking Law and Hopewell Valley’s certificate of incorporation.
4.21.    Registration Obligations.

Neither Hopewell Valley nor any Hopewell Valley Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.    Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Hopewell Valley’s own account, or for the account of one or more of Hopewell Valley’s Subsidiaries or their customers (all of which are set forth in Hopewell Valley DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Hopewell Valley and each Hopewell Valley Subsidiary, with counterparties believed to be financially responsible at the time; and to Hopewell Valley’s and each Hopewell Valley Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Hopewell Valley or such Hopewell Valley Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Hopewell Valley nor any Hopewell Valley Subsidiary, nor, to the Knowledge of Hopewell Valley, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.
4.23.    Fairness Opinion.

Hopewell Valley has received an opinion from Sandler O’Neill & Partners, L.P., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof the Merger Consideration to be received by the stockholders of Hopewell Valley pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.24.    Trust Accounts

Neither Hopewell Valley nor any Hopewell Valley Subsidiary has trust powers or acts as a fiduciary.
4.25.    Intellectual Property.

Hopewell Valley and each Hopewell Valley Subsidiary owns or, to the Knowledge of Hopewell Valley, possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither Hopewell Valley nor any Hopewell Valley Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Hopewell Valley and each Hopewell Valley Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Hopewell Valley, the conduct of the business of Hopewell Valley and each Hopewell Valley Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NORTHFIELD BANCORP AND NORTHFIELD BANK

Northfield Bancorp and Northfield Bank represent and warrant to Hopewell Valley that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Northfield Bancorp DISCLOSURE SCHEDULE delivered by Northfield Bancorp to Hopewell Valley on the date hereof. Northfield Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Northfield Bancorp DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the Northfield Bancorp DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.
5.1.    Standard.

No representation or warranty of Northfield Bancorp or Northfield Bank contained in this Article V shall be deemed untrue or incorrect, and neither Northfield Bancorp nor Northfield Bank shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects, and to the representations and warranties contained in Section 5.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects,
5.2.    Organization.

5.2.1.    Northfield Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Northfield Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Northfield Bancorp.
5.2.2.    Northfield Bank is a savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Northfield Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Northfield Bank. The deposits of Northfield Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Northfield Bank is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of Northfield Bank is set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.2.2.
5.2.3.    Northfield Bancorp DISCLOSURE SCHEDULE 5.2.3 sets forth each Northfield Bancorp Subsidiary. Each Northfield Bancorp Subsidiary (other than Northfield Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.
5.2.4.    The respective minute books of Northfield Bancorp and each Northfield Bancorp Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).
5.2.5.    Prior to the date of this Agreement, Northfield Bancorp has made available to Hopewell Valley true and correct copies of the certificate of incorporation or charter and bylaws of Northfield Bancorp and Northfield Bank and the Northfield Bancorp Subsidiaries.
5.3.    Capitalization.
5.3.1.    The authorized capital stock of Northfield Bancorp consists of one hundred fifty million (150,000,000) shares of Northfield Bancorp Common Stock, of which forty five million, seven hundred and twenty thousand, four hundred and eight (45,720,408) shares are outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and ten million (10,000,000) shares of preferred stock, $0.01 par value (“Northfield Bancorp Preferred Stock”), none of which are outstanding. There are twelve million, five hundred and five thousand, nine hundred and eighteen (12,505,918) shares of Northfield Bancorp Common Stock held by Northfield Bancorp as treasury stock. Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Northfield Bancorp Common Stock, or any other security of Northfield Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Northfield Bancorp Common Stock or any other security of Northfield Bancorp, other than shares issuable under the Northfield Bancorp Stock Benefit Plans.
5.3.2.    The authorized capital stock of Northfield Bank consists of ninety million (90,000,000) shares of common stock, par value $1.00 per share (“Northfield Bank Common Stock”) and ten million (10,000,000) shares of preferred stock, $1.00 par value (“Northfield Bank Preferred Stock”). All of the issued and outstanding shares of Northfield Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Northfield Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.3.2, either Northfield Bancorp or Northfield Bank owns all of the outstanding shares of capital stock of each Northfield Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
5.3.3.    Except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of Northfield Bancorp, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Northfield Bancorp Common Stock.
5.3.4.    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Northfield Bancorp’s stockholders may vote has been issued by Northfield Bancorp and are outstanding.
5.4.    Authority; No Violation.
5.4.1.    Northfield Bancorp and Northfield Bank each have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals described in Section 8.2, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Northfield Bancorp and Northfield Bank and the completion by Northfield Bancorp and

Northfield Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Northfield Bancorp and Northfield Bank, and no other corporate proceedings on the part of Northfield Bancorp or Northfield Bank are necessary to approve this Agreement and complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Northfield Bancorp and Northfield Bank, and subject to Hopewell Valley Stockholder Approval, the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Hopewell Valley, constitutes the valid and binding obligations of Northfield, enforceable against Northfield in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. This Agreement has been approved by Northfield Bancorp in its capacity as sole stockholder of Northfield Bank.
5.4.2.    Subject to compliance by Hopewell Valley with the terms and conditions of this Agreement, the receipt of the Regulatory Approvals (and compliance with any conditions contained therein) and Hopewell Valley Stockholder Approval,
(A)     the execution and delivery of this Agreement by Northfield Bancorp and Northfield Bank,
(B)      the consummation of the transactions contemplated hereby, and
(C)     compliance by Northfield Bancorp and Northfield Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Northfield Bancorp or any Northfield Bancorp Subsidiary or the charter and bylaws of Northfield Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northfield Bancorp or any Northfield Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Northfield Bancorp, Northfield Bank or any Northfield Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Northfield Bancorp and the Northfield Bancorp Subsidiaries taken as a whole.
5.5.    Consents.
Except for (i) the regulatory approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, (ii) the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing on the Nasdaq of Northfield Bancorp Common Stock to be issued in the Merger, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Northfield Bancorp Common Stock pursuant to this Agreement, (v) the approval of this Agreement by the requisite vote of the stockholders of Hopewell Valley, (vi) the filing of certificates of merger with the

OCC and the New Jersey Department and (vii) approvals from the U.S. Treasury and applicable Bank Regulators with respect to the SBLF Redemption, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Northfield Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Northfield Bancorp and Northfield Bank and the completion of the Merger. To the Knowledge of Northfield Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by Northfield Bancorp or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or the New Jersey Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the HOLA, New Jersey Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.
5.6.    Financial Statements.
5.6.1.    Northfield Bancorp has previously made available to Hopewell Valley the Northfield Bancorp Financial Statements. The Northfield Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Northfield Bancorp and the Northfield Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.
5.6.2.    At the date of each balance sheet included in the Northfield Bancorp Financial Statements, Northfield Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Northfield Bancorp Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
5.6.3.    Northfield Bancorp (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Northfield Bancorp, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Northfield Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Northfield Bancorp’s outside auditors and the audit committee of Northfield Bancorp’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15

(f) of the Exchange Act) which are reasonably likely to adversely affect Northfield Bancorp’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Northfield Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Northfield Bancorp’s auditors and audit committee and a copy has previously been made available to Hopewell Valley.
5.6.4.    Since December 31, 2013, (A) neither Northfield Bancorp nor any Northfield Bancorp Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Northfield Bancorp or any Northfield Bancorp Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Northfield Bancorp or any Northfield Bancorp Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Northfield Bancorp or any Northfield Bancorp Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Northfield Bancorp or any Northfield Bancorp Subsidiary, whether or not employed by Northfield Bancorp or any Northfield Bancorp Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.
5.7.    Taxes.
Northfield Bancorp and the Northfield Bancorp Subsidiaries that are at least 80 percent (80%) owned by Northfield Bancorp are members of the same affiliated group within the meaning of Code Section 1504(a). Northfield Bancorp has duly filed all federal, state and local tax returns required to be filed by or with respect to Northfield Bancorp and each Northfield Bancorp Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Northfield Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Northfield Bancorp and any Northfield Bancorp Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.7, as of the date of this Agreement, Northfield Bancorp has received no notice of, and to the Knowledge of Northfield Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Northfield Bancorp or any Northfield Bancorp Subsidiary, and no claim has been made by any authority in a jurisdiction where Northfield Bancorp or any Northfield Bancorp Subsidiary does not file tax returns that Northfield Bancorp or any such Northfield Bancorp Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.7, Northfield Bancorp and Northfield Bancorp Subsidiary have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Northfield Bancorp and each Northfield Bancorp Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Northfield Bancorp and each Northfield Bancorp Subsidiary, to the Knowledge of Northfield Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.
5.8.    No Material Adverse Effect.
Northfield Bancorp and the Northfield Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2014 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Northfield Bancorp and the Northfield Bancorp Subsidiaries, taken as a whole.
5.9.    Ownership of Property; Insurance Coverage.
5.9.1.    Northfield Bancorp and each Northfield Bancorp Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by Northfield Bancorp or each Northfield Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Northfield Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, revenue repurchase agreements or any transaction by a Northfield Bancorp Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Northfield Bancorp and each Northfield Bancorp Subsidiary, as lessee, have the right under valid and subsisting leases of real and personal properties used by Northfield Bancorp and the Northfield Bancorp Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.
5.9.2.    Northfield Bancorp and each Northfield Bancorp Subsidiary currently maintain insurance considered by Northfield Bancorp to be reasonable for their respective operations. Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years Northfield Bancorp and each Northfield Bancorp Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies except as disclosed in Northfield Bancorp DISCLOSURE SCHEDULE 5.9.2.
5.10.    Legal Proceedings.
Except as disclosed in Northfield Bancorp DISCLOSURE SCHEDULE 5.10, neither Northfield Bancorp nor any Northfield Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of Northfield Bancorp, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Northfield Bancorp or any Northfield Bancorp Subsidiary, (ii) to which Northfield Bancorp or any Northfield Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Northfield Bancorp to perform under this Agreement.
5.11.    Compliance With Applicable Law.
5.11.1.    To the Knowledge of Northfield Bancorp, each of Northfield Bancorp and each Northfield Bancorp Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Northfield Bank has adopted and Northfield Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.
5.11.2.    Each of Northfield Bancorp and each Northfield Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Northfield Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.
5.11.3.    For the period beginning January 1, 2012, and except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.11.3, neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has received any written notification or, to the Knowledge of Northfield Bancorp, any other communication from any Bank Regulator (i) asserting that Northfield Bancorp or any Northfield Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Northfield Bancorp or any Northfield Bancorp Subsidiary; (iii) requiring or threatening to require Northfield Bancorp or any Northfield Bancorp Subsidiary, or indicating that Northfield Bancorp or any Northfield Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Northfield Bancorp or any Northfield Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Northfield Bancorp or any Northfield Bancorp Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Northfield Bank as to compliance with the CRA is “Satisfactory” or better.
5.12.    Employee Benefit Plans.
5.12.1.    Each employment agreement, change in control agreement, severance agreement or arrangement, consulting agreement, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans and all other benefit practices, policies and arrangements maintained by Northfield Bancorp or any Northfield Bancorp Subsidiary and in which employees in general may participate (the “Northfield Bancorp Compensation and Benefit Plans”) has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, no notice has been issued by any Governmental Entity questioning or challenging such compliance, all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made, and any interest, fines, penalties or other impositions for late filings have been paid in full, and.
5.12.2.    To the Knowledge of Northfield Bancorp, each Northfield Bancorp Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter or opinion from the IRS, or is entitled to rely on a determination letter issued to the sponsor or a master or prototype plan, and Northfield Bancorp is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Northfield Bancorp, threatened action, suit or claim relating to any of the Northfield Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Northfield Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Northfield Bancorp or any Northfield Bancorp Subsidiary to an unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.
5.12.3.    Since 1996, Northfield Bancorp has not had a defined benefit plan subject to Title IV of ERISA.
5.12.4.    All material contributions required to be made under the terms of any Northfield Bancorp Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Northfield Bancorp or any Northfield Bancorp Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Northfield Bancorp’s consolidated financial statements to the extent required by GAAP. Northfield Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Northfield Bancorp Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
5.13.    Brokers, Finders and Financial Advisors.
Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Jefferies LLC by Northfield Bancorp and the fee payable pursuant thereto.
5.14.    Environmental Matters.
5.14.1.    To the Knowledge of Northfield Bancorp and except as disclosed in Northfield Bancorp DISCLOSURE SCHEDULE 5.14.1, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, Participation Facilities and Other Real Estate Owned), or to the Knowledge of Northfield Bancorp, on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Northfield Bancorp or any Northfield Bancorp Subsidiary. To the Knowledge of Northfield Bancorp, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Northfield Bancorp or any Northfield Bancorp Subsidiary by reason of any Environmental Laws. Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Northfield Bancorp or any Northfield Bancorp Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Northfield Bancorp or any Northfield Bancorp Subsidiary.
5.14.2.    There is no suit, claim, action, demand, executive or administrative order, directive or proceeding pending or, to the Knowledge of Northfield Bancorp, threatened, nor to the Knowledge of Northfield Bancorp is any investigation pending or threatened, before any court, governmental agency or other forum against Northfield Bancorp or any Northfield Bancorp Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by any of Northfield Bancorp or any Northfield Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned).
5.15.    Loan Portfolio.
The allowance for loan losses reflected in the Northfield Bancorp’s Financial Statements as of December 31, 2014 and June 30, 2015 was, and the allowance for loan losses shown on the balance sheets in Northfield Bancorp’s Financial Statements for periods ending after June 30, 2015 will be, adequate, as of the dates thereof, under GAAP in all material respects.
5.16.    Antitakeover Provisions Inapplicable.
The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of Delaware General Corporation Law applicable to Northfield Bancorp.
5.17.    Risk Management Instruments.
All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Northfield Bancorp’s own account, or for the account of one or more of Northfield Bancorp’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Northfield Bancorp, with counterparties believed to be financially responsible at the time; and to the Knowledge of Northfield Bancorp, each of them constitutes the valid and legally binding obligation of Northfield Bancorp or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary, nor to the Knowledge of Northfield Bancorp any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.
5.18.    Trust Accounts
Northfield Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Northfield Bank nor any other Northfield Bancorp

Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
5.19.    Intellectual Property
Northfield Bancorp and each Northfield Bancorp Subsidiary own or, to the Knowledge of Northfield Bancorp, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Northfield Bancorp and each Northfield Bancorp Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Northfield Bancorp, the conduct of the business of Northfield Bancorp and each Northfield Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
5.20.    Northfield Bancorp Common Stock
The shares of Northfield Bancorp Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
ARTICLE VI
COVENANTS OF HOPEWELL VALLEY

6.1.    Conduct of Business.
6.1.1.    Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Northfield Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, Hopewell Valley will, and it will cause each Hopewell Valley Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization, assets, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; provided, however that the forgoing shall not be deemed to require Hopewell Valley to take any action which would otherwise violate any other provision of this Agreement.
6.1.2.    Negative Covenants. Hopewell Valley agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in Hopewell Valley DISCLOSURE SCHEDULE 6.1.2, or consented to by Northfield Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Hopewell Valley Subsidiaries not to:
(A)change or waive any provision of its certificate of incorporation or bylaws, except as required by law, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

(B)change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding Hopewell Valley Stock Options), issue any shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Hopewell Valley Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (other than the regular semi-annual dividend paid on Hopewell Valley Common Stock at the rate currently paid, a quarterly dividend paid on Hopewell Valley Common Stock for the quarter ended September 30, 2015 at one-half the rate currently paid on the regular semi-annual dividend, and dividends payable with regard to the Hopewell Valley Series A Preferred Stock or the Hopewell Valley Series B Preferred Stock), or redeem (except as to the SBLF Redemption) or otherwise acquire any shares of capital stock;
(C)enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) except in the ordinary course of business consistent with past practice or as contemplated by this Agreement;
(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(E)grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Hopewell Valley DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, (iii) the payment of bonuses for the year ending December 31, 2015, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and through December 31, 2015 and provided that such bonuses are consistent, as to amount, persons covered and payment timing, with past practice. For the sake of clarity, Hopewell Valley shall be permitted without the consent of Northfield to contribute its 3% matching contribution to the Hopewell Valley 401(k), consistent with past practices, on or prior to Closing. Neither Hopewell Valley nor any Hopewell Valley Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that Hopewell Valley may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;
(F)enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice; or amend, modify or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;
(G)merge or consolidate Hopewell Valley or any Hopewell Valley Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Hopewell Valley or any Hopewell Valley Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Hopewell Valley, or any Hopewell Valley Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; or enter into a purchase and assumption transaction with respect to deposits and liabilities;
(H)sell or otherwise dispose of the capital stock of Hopewell Valley or sell or otherwise dispose of any asset of Hopewell Valley or of any Hopewell Valley Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of New York, subject any asset of Hopewell Valley or of any Hopewell Valley Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than (a) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (b) advances from the FHLB with a maturity of not more than one year; prepay any indebtedness or other similar arrangements so used to cause Hopewell Valley to incur any prepayment penalty thereunder; or purchase any brokered certificates of deposit;
(I)take any action that would result in any of the representations and warranties of Hopewell Valley set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;
(J)change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or any Bank Regulator responsible for regulating Hopewell Valley;
(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Hopewell Valley or any Hopewell Valley Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;
(L)purchase any equity securities or purchase any security for its investment portfolio inconsistent with Hopewell Valley’s or any Hopewell Valley Subsidiary’s current investment policy;
(M)except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Hopewell Valley DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $2.0 million or that involves an exception to policy; provided that Northfield Bancorp shall have been deemed to have consented to any loan in excess of such amount if Northfield Bancorp does not object to any such proposed loan within three business days of receipt by Northfield Bancorp of a written request by Hopewell Valley to exceed such limit along with all financial or other data that Northfield Bancorp may reasonably request in order to evaluate such loan.
(N) enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, or a deposit transaction) with any Affiliate; provided that Northfield Bancorp shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if Northfield Bancorp does not object to any such proposed renewal, extension or modification within three business days of receipt by Northfield Bancorp of a written request by Hopewell Valley to renew, extend or modify such a transaction along with all financial or other data that Northfield Bancorp may reasonably request in order to evaluate the same;
(O)enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(P)except for the execution of this Agreement and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;
(Q)make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except, as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles, or by a Bank Regulator;
(R)except for the execution of this Agreement and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Hopewell Valley Compensation and Benefit Plan;
(S)except as set forth in Hopewell Valley DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;
(T)purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies (other than liabilities that relate solely to accruals with respect to loss contingencies within the meaning of ASC 450);
(U)buy or sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate, the sales of which are consistent with past practice) unless, with regard to such sales, Northfield Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;
(V)undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Hopewell Valley of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;
(W)pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
(X)foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(Y)issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Northfield Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Northfield Bancorp (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of Northfield Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;
(Z)take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
(AA)agree to do any of the foregoing.
6.2.    Current Information.
6.2.1.    Except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, during the period from the date of this Agreement to the Effective Time, Hopewell Valley will cause one or more of its representatives to confer with representatives of Northfield Bancorp and report the general status of its ongoing operations at such times as Northfield Bancorp may reasonably request. Hopewell Valley will promptly notify Northfield Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Hopewell Valley or any Hopewell Valley Subsidiary. Any information provided pursuant to this Section 6.2.1 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.
6.2.2.    Hopewell Valley and Northfield Bank shall meet on a regular basis to discuss and plan for the conversion of Hopewell Valley’s data processing and related electronic informational systems to those used by Northfield Bank, which planning shall include, but not be limited to: discussion of the possible termination by Hopewell Valley of third-party service provider arrangements effective at the Effective Time or at a date thereafter; non-renewal of personal property leases and software licenses used by Hopewell Valley in connection with its systems operations; retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Hopewell Valley shall not be obligated to take any such action prior to the Effective Time. In the event that Hopewell Valley takes, at the request of Northfield Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Northfield Bank shall pay any such fees and charges directly to such third parties, and shall indemnify Hopewell Valley for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Hopewell Valley, or a termination of this Agreement under Section 11.1.8, 11.1.9 or 11.1.10.
6.2.3.    Hopewell Valley shall provide Northfield Bank, substantially contemporaneously with the delivery to the Board of Directors of Hopewell Valley of the materials for the monthly board meeting, a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in ASC 310-40, Receivables, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month, (iv) impaired loans and (v) loans classified as “substandard,” “doubtful” or “loss”). On a monthly basis, Hopewell Valley shall provide Northfield Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.
6.2.4.    Hopewell Valley shall promptly inform Northfield Bancorp, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Hopewell Valley or any Hopewell Valley Subsidiary under any labor or employment law.
6.3.    Access to Properties and Records.
6.3.1.    Subject to Section 12.1 hereof, and except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, Hopewell Valley shall permit Northfield reasonable access upon reasonable notice to its properties and those of the Hopewell Valley Subsidiaries, and shall disclose and make available to Northfield during normal business hours all of its personnel, books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Hopewell Valley reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Northfield may have a reasonable interest; provided, however, that Hopewell Valley shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Hopewell Valley’s reasonable judgment, would interfere with the normal conduct of Hopewell Valley’s business or would violate or prejudice the rights or business interests or confidences of any customer. Hopewell Valley shall provide and shall request its auditors to provide Northfield Bancorp with such historical financial information regarding it (and related audit reports and consents) as Northfield Bancorp may reasonably request for Securities Laws disclosure purposes. Northfield shall use commercially reasonable efforts to minimize any interference with Hopewell Valley’s regular business operations during any such access to Hopewell Valley’s property, books and records.
6.3.2.    Hopewell Valley shall permit Northfield Bancorp, at its own expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ASTM”) Standard 1527-13, as amended) to be performed at each branch office and other property owned by Hopewell Valley, and, to the extent permitted by any lease governing Hopewell Valley’s lease of any branch, at each branch leased by Hopewell Valley, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a branch which Hopewell Valley leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. Hopewell Valley will use its commercially reasonable efforts (at no cost to Hopewell Valley) to obtain such landlord consent. Prior to performing any Phase II, Northfield Bancorp will provide Hopewell Valley with a copy of its proposed work plan and Northfield Bancorp will cooperate in good faith with Hopewell Valley to address any comments or suggestions made by Hopewell Valley regarding the work plan. Northfield Bancorp and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Hopewell Valley’s operation of its business, and Northfield Bancorp shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Northfield Bancorp shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by Northfield Bancorp.
6.3.3.    Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall Northfield Bancorp have access to any information that, based on advice of Hopewell Valley’s counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of Hopewell Valley with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Northfield Bancorp, Hopewell Valley has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. Further, Northfield Bancorp shall not have access to information that relates to the Merger or an Acquisition Proposal. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of Hopewell Valley or such Person or Persons as may be designated by Hopewell Valley. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.
6.4.    Financial and Other Statements.
6.4.1.    Promptly upon receipt thereof, Hopewell Valley will furnish to Northfield Bancorp copies of each annual, interim or special internal or external audit of the books of Hopewell Valley and each Hopewell Valley Subsidiary made by Hopewell Valley, its independent auditors or other auditors, and copies of all internal control reports submitted to Hopewell Valley by such auditors in connection with each annual, interim or special internal or external audit of the books of Hopewell Valley and the Hopewell Valley Subsidiaries made by its auditors.
6.4.2.    Hopewell Valley will furnish to Northfield Bancorp copies of all documents, statements and reports as it or any Hopewell Valley Subsidiary shall send to its stockholders, the FDIC, the New Jersey Department, or any other Regulatory Authority, except as legally prohibited thereby.
6.4.3.    Hopewell Valley will advise Northfield Bancorp promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Hopewell Valley or any Hopewell Valley Subsidiary.
6.4.4.    With reasonable promptness, Hopewell Valley will furnish to Northfield Bancorp such additional financial data that Hopewell Valley possesses and as Northfield Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
6.5.    Maintenance of Insurance.
Hopewell Valley shall maintain, and cause the Hopewell Valley Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.
6.6.    Disclosure Supplements.
From time to time prior to the Effective Time, Hopewell Valley will promptly supplement or amend the Hopewell Valley DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Hopewell Valley DISCLOSURE SCHEDULE or which is necessary to correct any information in such Hopewell Valley DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such Hopewell Valley DISCLOSURE

SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
6.7.    Consents and Approvals of Third Parties; Proxy Solicitor.
Hopewell Valley shall use all commercially reasonable efforts, and shall cause each Hopewell Valley Subsidiary to use all commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Hopewell Valley shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder, the selection of which shall be subject to the reasonable approval of Northfield, which approval shall not be unreasonably delayed, withheld or conditioned.
6.8.    All Reasonable Efforts.
Subject to the terms and conditions herein provided, Hopewell Valley agrees to use, and agrees to cause each Hopewell Valley Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
6.9.    Failure to Fulfill Conditions.
In the event that Hopewell Valley determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify Northfield Bancorp.
6.10.    No Solicitation.
6.10.1.    Hopewell Valley shall not, and shall cause the Hopewell Valley Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Hopewell Valley Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Northfield Bancorp) any information or data with respect to Hopewell Valley or any of the Hopewell Valley Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Hopewell Valley is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Hopewell Valley or any Hopewell Valley Representative, whether or not such Representative is so authorized and whether or not such Hopewell Valley Representative is purporting to act on behalf of Hopewell Valley or otherwise, shall be deemed to be a breach of this Agreement by Hopewell Valley. Hopewell Valley and Hopewell Valley Subsidiaries shall, and shall cause each of the Hopewell Valley Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Northfield Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this

Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions, including by way of merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Hopewell Valley or any of the Hopewell Valley Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Hopewell Valley or any of the Hopewell Valley Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Hopewell Valley and the Hopewell Valley Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Hopewell Valley or any of the Hopewell Valley Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Hopewell Valley or any of the Hopewell Valley Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
6.10.2.    Notwithstanding Section 6.10.1, Hopewell Valley may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) Hopewell Valley has received a bona fide unsolicited written Acquisition Proposal, prior to the Hopewell Valley Stockholders Meeting, that did not result from a breach of this Section 6.10; (ii) the Hopewell Valley Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) Hopewell Valley has provided Northfield Bancorp with at least two (2) business days prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Hopewell Valley or any of the Hopewell Valley Subsidiaries or otherwise relating to an Acquisition Proposal, Hopewell Valley receives from such Person a confidentiality agreement with terms no less favorable to Hopewell Valley than those contained in the non-disclosure agreement dated May 26, 2015 entered into between Northfield Bancorp and Sandler, O’Neill & Partners, L.P. on behalf of Hopewell Valley. Hopewell Valley shall promptly provide to Northfield Bancorp any non-public information regarding Hopewell Valley or the Hopewell Valley Subsidiaries provided to any other Person that was not previously provided to Northfield Bancorp, such additional information to be provided no later than the date of provision of such information to such other party. Hopewell Valley will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement. Hopewell Valley shall not release any third party from, or waive any provision of, any confidentiality agreement or standstill agreement to which it or any Hopewell Valley Subsidiary is a party.
For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Hopewell Valley Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Hopewell Valley Common Stock or all, or substantially all, of the assets of Hopewell Valley and the Hopewell Valley Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Hopewell Valley Common Stock or Hopewell Valley Series A Preferred Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Hopewell Valley Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Hopewell Valley Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
6.10.3.    Hopewell Valley shall promptly (and in any event within twenty-four (24) hours) notify Northfield Bancorp in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Hopewell Valley or any Hopewell Valley Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Hopewell Valley agrees that it shall keep Northfield Bancorp informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
6.10.4.    Subject to Section 6.10.5, neither the Hopewell Valley Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Northfield Bancorp in connection with the transactions contemplated by this Agreement (including the Merger), the Hopewell Valley Recommendation (as defined in Section 8.1.1), or make any statement, filing or release, in connection with the Hopewell Valley Stockholders Meeting or otherwise, inconsistent with the Hopewell Valley Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Hopewell Valley Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Hopewell Valley or any of the Hopewell Valley Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring Hopewell Valley to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
6.10.5.    Notwithstanding Section 6.10.4, prior to the date of Hopewell Valley Stockholders Meeting, the Hopewell Valley Board of Directors may approve or recommend to the stockholders of Hopewell Valley a Superior Proposal and withdraw, qualify or modify the Hopewell Valley Recommendation in connection therewith (a “Hopewell Valley Subsequent Determination”) after the third (3rd) Business Day following Northfield Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from Hopewell Valley advising Northfield Bancorp that the Hopewell Valley Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that Hopewell Valley shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Hopewell Valley proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the Hopewell Valley Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to Hopewell Valley’s stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Northfield Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that Northfield Bancorp shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Hopewell Valley Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Hopewell Valley Recommendation or the making of a Hopewell Valley Subsequent Determination by the Hopewell Valley Board of Directors shall not change the approval of the Hopewell Valley Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the Hopewell Valley Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.
6.11.    Board of Directors and Committee Meetings.
Except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, Hopewell Valley shall permit representatives of Northfield Bancorp or Northfield Bank (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that Hopewell Valley shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Hopewell Valley or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of Northfield Bancorp or Northfield Bank, or (ii) that Hopewell Valley would not be required to disclose under Section 6.3.3 hereof.
6.12.    Termination of the Hopewell Valley 401(k) Plan
At the request of Northfield Bancorp, Hopewell Valley shall take all necessary actions to terminate the Hopewell Valley 401(k) Plan immediately prior to the Effective Time. In connection with the termination of the Hopewell Valley 401(k) Plan, Hopewell Valley or Northfield Bank following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the Hopewell Valley 401(k) Plan. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the Hopewell Valley 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA.
6.13.    Hopewell Valley Director Plans.
Upon the written request of Northfield Bancorp given no later than thirty (30) days prior to the Closing, Hopewell Valley shall terminate the Hopewell Valley Community Bank Director Deferred Fee Agreements and any similar arrangements, effective at the Effective Time, to the extent such arrangements can be terminated in a manner consistent with the requirements of Code Section 409A, subject to the occurrence of the Effective Time, and to make a lump sum payment of the vested account balances to the participants in such agreements or arrangements.

ARTICLE VII
COVENANTS OF NORTHFIELD BANCORP AND NORTHFIELD BANK

7.1.    Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Hopewell Valley, which consent will not be unreasonably withheld, conditioned or delayed, Northfield will, and they will cause each Northfield Bancorp Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; provided, however that the forgoing shall not be deemed to require Northfield to take any action which would otherwise violate any other provision of this Agreement.
7.2.    Disclosure Supplements.

From time to time prior to the Effective Time, Northfield Bancorp will promptly supplement or amend the Northfield Bancorp DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Northfield Bancorp DISCLOSURE SCHEDULE or which is necessary to correct any information in such Northfield Bancorp DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such Northfield Bancorp DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.3.    Consents and Approvals of Third Parties.

Northfield shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.
7.4.    All Reasonable Efforts.

Subject to the terms and conditions herein provided, Northfield agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
7.5.    Failure to Fulfill Conditions.

In the event that Northfield Bancorp or Northfield Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify Hopewell Valley.
7.6.    Employee Benefits; Advisory Board.

7.6.1    Except as otherwise provided in this Agreement, Northfield Bancorp will review all the Hopewell Valley Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans on or after the Effective Time. In the event that any Hopewell Valley Compensation and Benefit Plan is frozen or terminated by Northfield Bancorp, former employees of Hopewell Valley who become employees of Northfield Bancorp or Northfield Bank after the Effective Time (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any Northfield Bancorp Compensation and Benefit Plan of similar character (to extent that one exists, other than any Northfield Bancorp non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement), provided, however, that any Continuing Employee in the Hopewell Valley Community Bank Directors and Executive Life Insurance Plan of 2012 shall, so long as they continue to participate in such plan, not participate in any life insurance plan or program of Northfield Bancorp or Northfield Bank. Continuing Employees who become participants in a Northfield Bancorp

Compensation and Benefits Plan shall be given credit for meeting eligibility and vesting requirements only (and not for benefit accrual purposes, except that credit for benefit accrual purposes shall be given in the Northfield Bank Employee Savings Plan) in such plans for service as an employee of Hopewell Valley prior to the Effective Time; provided, however, that credit for prior service shall be given under the Northfield Bank Employee Stock Ownership Plan only for purposes of determining eligibility to participate in such plan and not for vesting purposes, and provided further, that credit for prior service shall not be given under the Northfield Bancorp retiree health plan. This Agreement shall not be construed to limit the ability of Northfield Bancorp or Northfield Bank to terminate the employment of any Hopewell Valley employee or to review any Hopewell Valley Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.
7.6.2    Northfield Bancorp shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on Hopewell Valley DISCLOSURE SCHEDULE 4.13.1 (collectively, the “Hopewell Valley Non-Qualified Agreements”), except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. Notwithstanding anything contained in the Hopewell Valley Non-Qualified Agreements or in this Agreement, no payment shall be made under any Non-Qualified Agreement or otherwise that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

7.6.3    For purposes of Northfield Bank’s vacation and/or paid leave benefit programs, Northfield Bank will give each Continuing Employee credit for such individual’s accrued paid-time off balance with Hopewell Valley as of the Effective Time. In addition, any employee of Hopewell Valley whose employment is terminated on the Effective Time or within one year after the Effective Time, shall, consistent with Hopewell Valley’s PTO Policy, be paid out the value of any PTO days that have been accrued since the last anniversary date of such employee’s hiring with Hopewell Valley and that are unused at the time of such termination.
7.6.4    Any employee of Hopewell Valley who is not a party to an employment, change in control or severance agreement or contract providing severance payments shall, for one year following the Effective Time, be covered and be eligible to receive severance benefits under the severance plan or policy (the “Hopewell Valley Severance Plan”) set forth in Hopewell Valley DISCLOSURE SCHEDULE 7.6.4 in accordance with the terms of the Hopewell Valley Severance Plan, provided, however that such employee enters into a release of claims against Northfield Bancorp, Northfield Bank and their Affiliates in a customary form reasonably satisfactory to Northfield Bancorp. Notwithstanding the forgoing, at the written direction of Northfield Bancorp to Hopewell Valley prior to the Closing, Hopewell Valley shall pay such cash severance benefit to any Hopewell Valley employee or any Hopewell Valley Subsidiary employee whose employment is terminated at Closing.
7.6.5    In the event of any termination of any Hopewell Valley health plan or consolidation of any such plan with any Northfield Bancorp or Northfield Bank health plan, Northfield Bank shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Northfield Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a Hopewell Valley health plan prior to the time that such Continuing Employee becomes eligible to participate in the Northfield Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Hopewell Valley health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Northfield Bank and their dependents. In the event of a termination or consolidation of any Hopewell Valley health plan, terminated Hopewell Valley employees and qualified beneficiaries will have the right to continued coverage under group health plans of Northfield Bank in accordance with COBRA.
7.6.6    Northfield Bancorp and Northfield Bank agree to take all such actions related to the Hopewell Valley 401(k) Plan as stated in Section 6.12 of this Agreement.
7.6.7    Effective as of the Closing Date, Northfield Bancorp shall establish the Hopewell Valley Advisory Board, which will be comprised of those persons who serve on the Hopewell Valley Board of Directors (other than the Hopewell Valley board member who shall serve on the Northfield Bancorp and Northfield Bank boards and the Hopewell Valley Chief Executive Officer). Northfield Bancorp anticipates that the Hopewell Valley Advisory Board would remain for a period of not less than two (2) years following the Effective Time of the Merger. The Hopewell Valley Advisory Board will conduct quarterly meetings, either in person or by conference call, as deemed appropriate by Northfield Bank. Each member of the Hopewell Valley Advisory Board will receive a fee of $1,500 for each meeting attended in person or by conference call.
7.6.8    Notwithstanding any other provision hereof, Hopewell Valley shall have the right to agree to pay, at or immediately prior to the Closing, in the aggregate up to $200,000 in retention bonuses to certain employees (excluding any employee covered by an employment or change in control agreement), but no more than $25,000 to any individual employee. Hopewell Valley DISCLOSURE SCHEDULE 7.6.8 lists those employees who are to receive such bonuses, and the amount of bonus payable to each such employee. In the event any such employees are subsequently terminated by Northfield Bancorp, they shall be entitled to the severance payments provided for under Section 7.6.4 hereof.
7.7.    Directors and Officers Indemnification and Insurance.

7.7.1.    Northfield Bancorp shall maintain, or shall cause Northfield Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Hopewell Valley (provided, that Northfield Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Northfield Bancorp be required to expend pursuant to this Section 7.7.1, in the aggregate for such policy or policies, more than two-hundred percent (200%) of the annual cost currently expended by Hopewell Valley with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Northfield Bancorp shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Hopewell Valley agrees in order for Northfield Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2.    In addition to Section 7.7.1, for a period of six (6) years after the Effective Time, Northfield Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Hopewell Valley or a Hopewell Valley Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Northfield Bancorp, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Hopewell Valley or a Hopewell Valley Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by Hopewell Valley under New Jersey Banking Law and under Hopewell Valley’s certificate of incorporation and bylaws, to the extent not prohibited by Delaware or federal law or regulation. Northfield Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware law (and to the extent not prohibited by federal law or regulation) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify Northfield Bancorp (but the failure so to notify Northfield Bancorp shall not relieve Northfield Bancorp from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices Northfield Bancorp) and shall deliver to Northfield Bancorp the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Northfield Bancorp shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Northfield Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Northfield Bancorp elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Northfield Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Northfield Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Northfield Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties and the reasonable fees and expenses of such law firm shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) Northfield Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Hopewell Valley or any Hopewell Valley Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Hopewell Valley or any Hopewell Valley Subsidiary.

7.7.3.    The obligations of Northfield Bancorp provided under this Section 7.7 are intended to be enforceable against Northfield Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Northfield Bancorp. Northfield Bancorp shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to Northfield Bancorp by such Indemnified Party if the Indemnified Party is not successful enforcing the indemnity or other obligations provided for in this Section 7.7. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.7.4.    Any indemnification payments made pursuant to this Section 7.7 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the FDIC (12.C.F.R. Part 359).

7.8.    Stock Listing.

Northfield Bancorp agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Northfield Bancorp Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Northfield Bancorp Common Stock to be issued in the Merger.
7.9.    Stock and Cash Reserve.

Northfield Bancorp agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Northfield Bancorp Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.
ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.    Meeting of Hopewell Valley Stockholders; Proxy Statement-Prospectus; Merger Registration Statement

8.1.1.    Hopewell Valley will as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Hopewell Valley’s reasonable judgment, necessary or desirable (the “Hopewell Valley Stockholders Meeting”). Hopewell Valley agrees that its obligations pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Hopewell Valley of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 6.10.4, Hopewell Valley shall, (i) through Hopewell Valley’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “Hopewell Valley Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such Hopewell Valley Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the Hopewell Valley Stockholders a vote approving and adopting this Agreement.

8.1.2.    For the purposes (a) of registering Northfield Bancorp Common Stock to be offered to holders of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock in connection with the Merger with the SEC under the Securities Act and (b) of holding the Hopewell Valley Stockholders Meeting, Northfield Bancorp shall draft and prepare, and Hopewell Valley shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed by Hopewell Valley to the Hopewell Valley stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Northfield Bancorp shall provide Hopewell Valley and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Northfield Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Northfield Bancorp and Hopewell Valley shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Hopewell Valley shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Northfield Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Hopewell Valley shall furnish all information concerning Hopewell Valley and the holders of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock as may be reasonably requested in connection with any such action.

8.1.3.    Northfield Bancorp shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Northfield Bancorp will advise Hopewell Valley promptly after Northfield Bancorp receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of Northfield Bancorp Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information.

8.1.4.    Hopewell Valley and Northfield Bancorp shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Hopewell Valley shall cooperate with Northfield Bancorp in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Northfield Bancorp shall file an amended Merger Registration Statement with the SEC, and Hopewell Valley shall mail a Proxy Statement-Prospectus to the holders of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock.

8.2.    Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and Northfield will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof. In no event shall Northfield Bancorp or Northfield Bank be required to agree to any prohibition, limitation, or other requirement that would individually or in the aggregate (a) prohibit or materially limit the ownership or operation by Northfield Bancorp or Northfield Bank of all or any material portion of the business or assets of Hopewell Valley or any Hopewell Valley Subsidiary, (b) compel Northfield Bancorp or Northfield Bank to dispose of or hold separate all or any material portion of the business or assets of Hopewell Valley or any Hopewell Valley Subsidiary, (c) impose a material compliance burden, penalty or obligation on Northfield Bancorp or Northfield Bank resulting from noncompliance by Hopewell Valley with its regulatory obligations or (d) otherwise materially impair the value of Hopewell Valley and the Hopewell Valley Subsidiaries to Northfield Bancorp and Northfield Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Hopewell Valley shall have the right to review, and to the extent practicable to consult with Northfield on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity.

Northfield Bancorp shall give Hopewell Valley and its counsel the opportunity to review, and to the extent practicable to consult with Northfield on, each filing prior to its being filed with a Bank Regulator and shall give Hopewell Valley and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.
ARTICLE IX
CLOSING CONDITIONS

9.1.    Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
9.1.1.    Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Hopewell Valley.
9.1.2.    Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger or the transactions contemplated by the Merger.
9.1.3.    Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.
9.1.4.    Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Northfield Bancorp Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.
9.1.5.    Nasdaq Listing. The shares of Northfield Bancorp Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
9.1.6.    Tax Opinion.    Northfield Bancorp and Hopewell Valley shall have received an opinion, dated as of the Effective Time, of Luse Gorman, PC, reasonably satisfactory in form and substance to Northfield Bancorp and Hopewell Valley (and its counsel), based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

9.2.    Conditions to the Obligations of Northfield Bancorp and Northfield Bank under this Agreement.
The obligations of Northfield Bancorp and Northfield Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:
9.2.1.    Representations and Warranties. Each of the representations and warranties of Hopewell Valley set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and Hopewell Valley shall have delivered to Northfield Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Hopewell Valley as of the Effective Time.
9.2.2.    Agreements and Covenants. Hopewell Valley shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Northfield Bancorp shall have received a certificate signed on behalf of Hopewell Valley by the Chief Executive Officer and Chief Financial Officer of Hopewell Valley to such effect dated as of the Effective Time.
9.2.3.    Permits, Authorizations, Etc. Hopewell Valley and the Hopewell Valley Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.
9.2.4.    Hopewell Valley Series B Preferred Stock Redemption. Either Hopewell Valley or Northfield Bank has received unconditional approval from the U.S. Department of the Treasury to irrevocably redeem all outstanding shares of Hopewell Valley Series B Preferred Stock or exchange such shares for Northfield Bancorp Preferred Stock with rights, privileges, voting powers, limitations and restrictions that are substantially identical to those of the Hopewell Valley Series B Preferred Stock.
9.2.5.    Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.
9.2.6.    Dissenting Shares. As of immediately prior to the Effective Time, not more than ten percent (10%) of the issued and outstanding shares of Hopewell Valley Common Stock and Hopewell Valley Series A Preferred Stock shall have served a written notice of dissent from this Agreement to Hopewell Valley under New Jersey Banking Law.
Hopewell Valley will furnish Northfield Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Northfield Bancorp may reasonably request.
9.3.    Conditions to the Obligations of Hopewell Valley under this Agreement.
The obligations of Hopewell Valley under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:
9.3.1.    Representations and Warranties. Each of the representations and warranties of Northfield set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the

Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and Northfield shall have delivered to Hopewell Valley a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of Northfield Bancorp and Northfield Bank as of the Effective Time.
9.3.2.    Agreements and Covenants. Northfield shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Hopewell Valley shall have received a certificate signed on behalf of Northfield Bancorp and Northfield Bank by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of Northfield Bancorp and Northfield Bank to such effect dated as of the Effective Time.
9.3.3.    Permits, Authorizations, Etc. Northfield shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on Northfield Bancorp and its Subsidiaries, taken as a whole.
9.3.4.    Payment of Merger Consideration. Northfield Bancorp shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Hopewell Valley with a certificate evidencing such delivery.
Northfield will furnish Hopewell Valley with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Hopewell Valley may reasonably request.
ARTICLE X
THE CLOSING

10.1.    Time and Place.
Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Northfield Bancorp, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the Closing Date, or at such other place or time upon which Northfield Bancorp and Hopewell Valley mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery or at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.
10.2.    Deliveries at the Pre-Closing and the Closing.
At the Pre-Closing there shall be delivered to Northfield Bancorp and Hopewell Valley the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.
ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.    Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Hopewell Valley:

11.1.1.    By the mutual written agreement of Northfield Bancorp and Hopewell Valley;
11.1.2.    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Hopewell Valley) or Section 9.3.1 (in the case of a breach of a representation or warranty by Northfield Bancorp);
11.1.3.    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Hopewell Valley) or Section 9.3.2 (in the case of a breach of covenant by Northfield Bancorp);
11.1.4.    By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Northfield Bancorp and Hopewell Valley; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement; provided, however, that Hopewell Valley shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1.
11.1.5.    By either party, if the stockholders of Hopewell Valley shall have voted at the Hopewell Valley Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;
11.1.6.    By either party if (i) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection and such denial is final and un-appealable, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;
11.1.7.    By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;
11.1.8.    By Northfield Bancorp, (i) if Hopewell Valley shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement or (ii) if the Hopewell Valley Board of Directors

does not publicly recommend in the Proxy Statement-Prospectus that the Hopewell Valley Stockholders approve and adopt this Agreement or if, after making the Hopewell Valley Recommendation in the Proxy Statement-Prospectus for the Hopewell Valley Stockholders Meeting, the Hopewell Valley Board of Directors makes a Hopewell Valley Subsequent Determination;
11.1.9.    By the Board of Directors of Hopewell Valley if Hopewell Valley has received a Superior Proposal and the Board of Directors of Hopewell Valley has made a determination to accept such Superior Proposal.
11.2.    Effect of Termination.
11.2.1.    In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
11.2.2.    If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A)Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(B)In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.
(C)As a condition of Northfield Bancorp’s willingness, and in order to induce Northfield Bancorp to enter into this Agreement, and to reimburse Northfield Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Hopewell Valley hereby agrees to pay Northfield Bancorp, and Northfield Bancorp shall be entitled to payment of, a fee of $2,000,000 (the “Fee”), within three business days after written demand for payment is made by Northfield Bancorp, following the occurrence of any of the events set forth below:
(i)    Hopewell Valley terminates this Agreement pursuant to Section 11.1.9 or Northfield Bancorp terminates this Agreement pursuant to Section 11.1.8; or
(ii)    The entering into a definitive agreement by Hopewell Valley relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Hopewell Valley within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Northfield Bancorp pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by Hopewell Valley or any Hopewell Valley Subsidiary; or (ii) the failure of the stockholders of Hopewell Valley to approve this Agreement after the occurrence of an Acquisition Proposal.
(D)The right to receive payment of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Northfield Bancorp and Northfield Bank against Hopewell Valley and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).

(E)Northfield Bancorp shall be reimbursed by Hopewell Valley for all fees, costs and other expenses incurred by Northfield Bancorp in connection with enforcing its right to the Fee.
11.3    Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Hopewell Valley), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Hopewell Valley, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Hopewell Valley’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.
ARTICLE XII
MISCELLANEOUS
12.1.    Confidentiality.
Except as specifically set forth herein, Northfield Bancorp, Northfield Bank and Hopewell Valley mutually agree to be bound by the terms of the confidentiality agreement dated May 26, 2015 and the confidentiality agreement dated July 31, 2015 (together, the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.
12.2.    Public Announcements.
Hopewell Valley and Northfield Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Hopewell Valley nor Northfield Bancorp nor Northfield Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto; provided, however, that nothing in this Section 12.2 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.
12.3.    Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.9, 3.3.2 through 3.3.8, 6.2.2, 7.6, 7.7, 12.1 and 12.11.

12.4.    Notices.
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Hopewell Valley, to:	James Hyman
President and Chief Executive Officer
Hopewell Valley Community Bank
4 Route 31 South
Pennington, New Jersey 08534
Fax: (609) 730-9144
Email: jhyman@hvcbonline.com

With required copies to:	Robert A. Schwartz, Esq.
Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza, 6th Floor
New Brunswick, New Jersey 08901
Fax: (732) 846-8877
Email: rschwartz@windelsmarx.com

If to Northfield Bancorp and Northfield Bank, to:	John W. Alexander
Chairman and Chief Executive Officer
Northfield Bancorp, Inc.
581 Main Street
Woodbridge, New Jersey 07095
Fax: (732) 634-0528
Email: jalexander@enorthfield.com

With required copies to:	Eric Luse, Esq.
Ned Quint, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
Fax: (202) 362-2902
Email: eluse@luselaw.com
nquint@luselaw.com

or such other address as shall be furnished in writing by any party.
12.5.    Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.7 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
12.6.    Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.
12.7.    Counterparts.
This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
12.8.    Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
12.9.    Governing Law.
This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.
12.10.    Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.    Specific Performance.
The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware. In the event it is determined that the Chancery Court of the State of Delaware does not have jurisdiction with respect to any dispute arising out of this Agreement or the transactions contemplated, all reference in this Section 12.11 to the Chancery Court of the State of Delaware shall be deemed to include any other court located in the State of Delaware solely with respect to such claim.
12.12.    Waiver of Jury Trial
EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, Northfield Bancorp, Northfield Bank and Hopewell Valley have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.
NORTHFIELD BANCORP, INC.

By:	/s/ John W. Alexander
Name: John W. Alexander
Title: Chairman and Chief Executive Officer

NORTHFIELD BANK

By:	/s/ John W. Alexander
Name: John W. Alexander
Title: Chairman and Chief Executive Officer

HOPEWELL VALLEY COMMUNITY BANK

By:	/s/ James Hyman
Name: James Hyman
Title: President and Chief Executive Officer

Exhibit A

FORM OF VOTING AGREEMENT

August ____, 2015

Northfield Bancorp, Inc.
Board of Directors
581 Main Street
Woodbridge, New Jersey 07095

Ladies and Gentlemen:

Northfield Bancorp, Inc., Northfield Bank and Hopewell Valley Community Bank (“Hopewell Valley”) have entered into an Agreement and Plan of Merger dated as of August ___, 2015 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein: (a) Hopewell Valley will merge with and into Northfield Bank, with Northfield Bank as the resulting entity surviving the merger (collectively, the “Merger”); and (b) shareholders of Hopewell Valley will receive the Merger Consideration as defined in the Merger Agreement.

Northfield Bancorp has requested, as a condition to its execution and delivery to Hopewell Valley of the Merger Agreement, that the undersigned, being a director and/or executive officer of Hopewell Valley, execute and deliver to Northfield Bancorp this Letter Agreement.

The undersigned, to induce Northfield Bancorp to execute and deliver to Hopewell Valley the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)    Agrees to be present (in person or by proxy) at all meetings of shareholders of Hopewell Valley called to vote for approval of the Merger (the “Shareholders Meeting”) so that all shares of common stock of Hopewell Valley over which the undersigned or a member of the undersigned’s immediate family now, or at the time of the Shareholders Meeting, has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Hopewell Valley), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Hopewell Valley, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

(b)    Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Hopewell Valley, to approve or adopt the Merger Agreement;

(c)    Agrees not to sell, transfer or otherwise dispose of any common stock of Hopewell Valley on or prior to the date of the meeting of Hopewell Valley shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement; and

(d)    Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

____________________________

Notwithstanding anything to the contrary herein, the undersigned is executing the Letter Agreement only in his or her capacity as the record and beneficial owner of shares of common stock of Hopewell Valley. If the undersigned is a director of Hopewell Valley, nothing in this Letter Agreement shall prevent him or her from taking any action solely in his capacity as a director of Hopewell Valley in the exercise of his or her fiduciary duties with respect to an Acquisition Proposal or a Superior Proposal (each as defined in the Merger Agreement) in compliance with provisions of the Merger Agreement.

____________________________

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

____________________________

The undersigned intend to be legally bound hereby.

Sincerely,

Name

Title

A-2

Accepted and agreed to as of
the date first above written:

Northfield Bancorp, Inc.

John W. Alexander
Chairman and Chief Executive Officer

A-3